EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 1, 2009 between Dr. Fortunato Villamagna (“CEO”), and UTEC Inc., a Nevada Corporation (“the Company”) and its wholly and/or partially-owned subsidiaries and affiliates, now owned or to be acquired in the future by The Company (The Company, subsidiaries and affiliates being hereinafter collectively referred to as the “Companies”), (Dr Fortunato Villamagna and UTEC Corporation being the “Parties” to this Agreement).

WHEREAS, CEO has previously been providing management services to manage the business and affairs of UTEC, Inc., and its subsidiary, UTEC Corporation pursuant to the terms of an agreement originally signed on July 1, 2008, and prior to that pursuant to the terms of a management agreement (the “Red Stone Agreement”) dated December 8, 2006 and further amended on January 11, 2007, with Red Stone Management Services LLC. (“Red Stone”), a corporation owned by CEO,

AND WHEREAS, as of June 1, 2009 CEO wishes to enter into an agreement with UTEC Inc., and the Company wishes to enter into an agreement with F. Villamagna as Managing Director and Chief Executive Officer (“CEO”),

AND WHEREAS the parties agree that this AGREEMENT dated June 1, 2009 will supersede all previous agreements,

AND WHEREAS, the Board of Directors of the Company (the “Board”) have unanimously agreed, and hereby confirm, the appointment of Dr. Fortunato Villamagna to serve as the Chief Executive Officer and Managing Director of the Company, with authority to perform the day-to-day management of the Company and its subsidiaries and affiliates, now owned or to be acquired in the future.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the Parties agree as follows:

1.           CEO Duties.

a.           With support from the Secretary & Chairman or Co-Chairman, CEO shall operate and manage the Companies according to guidelines provided by the Board from time to time, and in so doing shall:

(i)           Interact with the Companies to establish operating goals, which will focus on profitability, customer satisfaction, asset management and other related benefits;

(ii)           Monitor operations and progress towards achieving the operating goals;

(iii)           Recruit and supervise the senior management team for the Companies, which appointments shall be routinely approved by the Board.

(iv)           Create, develop and implement marketing plans for achievement of the operating goals at the Companies;

(v)           Provide assistance in the recruitment, supervision and training of the employees of the Companies.

(vi)           Supervise the accounting, human resources, management information services and administrative services required of the Companies for the management of the finances of the Companies, including, but not limited to, the establishment of such lines of credit and other credit facilities as may be appropriate from time to time for the Companies and the maintenance of books and records for the Companies in accordance with generally accepted accounting principles and the Companies’ requirements;

(vii)           Perform all such other duties and responsibilities as may be required from time to time to operate the Companies in a businesslike manner pursuant to good practices and in compliance with all applicable laws.

(viii)           Provide an annual forecast prior to year-end and obtain the approval of the Board for the forecast, including anticipated capital outlays.

(ix)           Keep the Board advised of progress and problems.

b.           CEO shall make, or cause to be made, annual, or more frequent, reports to the Board concerning activities connected with the operation of Companies whenever requested by the Companies or the Board.  Such reports shall include, without limitation, financial, market penetration, creditor relations, and customer satisfaction reports.

2.           Expenses.  CEO shall reimbursed for real, reasonable and customary costs and expenses incurred related to the operation of the company and conducting business activities as well as all travel expenses incurred while conducting the business of the Companies.  All requests for reimbursement of expenses shall be submitted in accordance with the Companies’ expense reporting and reimbursement policies.

3.           Benefits.  In addition to a salary, the Company will offer CEO participation in usual and normal employee benefits, including social security benefits, health, accident and life insurance (subject to CEO’s ability to qualify for such plans), annual paid vacation, workers compensation, and such other benefits as may be established from time to time by the Company appropriate to its executive employees.  These will be provided on a shared funding arrangement, which will be reviewed annually.  CEO’s entitlement to annual vacation beginning with each new calendar year will be four weeks per year.

4.           Remuneration.  CEO shall be entitled to an annual salary and bonus to a maximum of $300,000.00 per annum.  The salary and bonus shall be calculated as follows:

a.	An annual salary payment of $200,000, payable in monthly installments in arrears and,

b.
A bonus of 50% of the annual pre-tax earnings before depreciation and amortization as set forth in the Company’s annual audited financial statements, subject to a maximum payment of $100,000 in any one year.

c.
A grant of stock options under the Employee & Director Stock Ownership Plan as approved from time to time by the Board, equal to at least twice the stock options granted to the next most senior employee of the company, generally expected to be the President of UTEC Corporation, and,

d.	A grant of stock options under the Employee & Director Stock Ownership Plan for CEO’s service as a Director of the Company, on the same basis as stock options are granted to each other Director.

All benefits issued under sections 3b through 3d are irrevocable,

One-half of the payments under section 3(b) may, under mutual agreement between the Board and the CEO, be made in options for, or in shares of, the Company, subject to an additional share allowance equal to 10% of the amount which would otherwise be payable in cash.

The Chairman or Co-Chairman will review CEO’s compensation annually in conjunction with CEO’s annual performance review, and any recommendations for changes will be made to the Board’s Compensation Committee for final approval.

5.           Term.  This Agreement shall commence as of the date hereof, and shall continue for a period of three years (“Initial Term”).  Thereafter, the Agreement shall be automatically renewed for successive three-year periods.

6.           Termination.  CEO’s employment may be terminated by the Company in the event of;

a.	CEO’s death, or,

b.
CEO’s disability, such that CEO is unable to perform your duties on a full time basis for a period of six consecutive months as a result of incapacity or disability due to physical or mental illness, and you have failed to return to full time work within 30 days following written notice to do so, or,

c.	Cause, which for purposes of this Agreement shall mean:

(i)	gross negligence, recklessness or willful misconduct in the performance of your duties hereunder;
(ii)	a charge of fraud or embezzlement, or conviction for any crime involving violence or moral turpitude;
(iii)	misuse, for personal gain or otherwise, of the assets of the company;
(iv)	failure to devote the majority of CEO’s time and attention to the affairs of the company, pursuant to the terms of this Agreement

7.              Payment on Termination.  If this Agreement is terminated by the Company “for Cause” prior to the end of the Initial Term, CEO shall be entitled to the salary and bonus to which he would otherwise have earned for the fiscal year in which the termination occurred, plus an amount equal to the salary specified in section 3(a), pro-rated for the remaining term of the Agreement. If this Agreement is not terminated for “Cause”, or if it is terminated Upon Corporate Capital transactions, “CEO” shall be entitled to receive compensation equal to the greater of (i) the period as enforced in section ten (10) of this agreement or (ii) two (2) years, of remuneration (salary plus bonus plus options) that would be payable hereunder in this Agreement.  A “Corporate Capital Change” shall be defined as the event that the Company, its stockholders, or both, enter into a written agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation or similar transaction (other than a reorganization, merger or consolidation effected solely to change the Company's name or state of incorporation), unless “CEO” accepts the position of “CEO” for the new entity. In the event the Company, its stockholders, or both terminate the “Corporate Capital Transaction” prior to successful completion, the “CEO’s” rights hereunder, including the Executive's rights to compensation, shall be determined as if the Company and its stockholders had not entered into the agreement to undertake the transaction.

8.           Exculpation.  CEO shall not be liable to the Companies or any officer, director, employee, or shareholder of Companies for honest mistakes of judgment, or for action or inaction, taken reasonably and in good faith for a purpose that was reasonably believed to be in, or not opposed to, the best interests of Companies, or for losses due to such mistakes, action, or inaction.  CEO may consult with counsel and accountants in respect of any contemplated action or inaction, and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants.

9.           Proprietary and Confidential Information.  As an executive manager for the Company, CEO will be privy to proprietary information about the Company, its Shareholders, and all aspects of its operations, plans and strategies.  All proprietary information shall be confidential and CEO agrees not to disclose it to others, nor use it in any way for CEO’s own benefit.

10.           Agreement Not to Compete.   The CEO does not have a non-compete agreement. The company recognizes the CEO’s long record of novel technology developments and commercialization, and recognizes that the CEO may from time to time develop systems outside the technology area currently being developed by the Company in conjunction with other groups either owned by CEO or in a consulting capacity. All such developments will be the property of CEO.

11.           General.

a.
Indemnification.  The Company and it’s respective affiliates, representatives, shareholders, parent(s) or subsidiary companies and respective directors, officers, employees, agents, successors and assigns shall indemnify CEO from and against any and all claims, orders, judgments, penalties, fines, remedies, losses, liabilities, costs and expenses (including, but not limited to, those arising directly or indirectly out of or related in any manner to the death or injury of any person, injury/damage to property, court costs, litigation expenses or attorneys fees) sustained, asserted or claimed by any party as a result of, arising directly or indirectly from or related in any manner to the management of the Companies or the performance of CEO’s obligations under this Agreement.

b.
Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND THE ENTIRE RELATIONSHIP BETWEEN THE PARTIES RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEVADA.  THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE FULLY PERFORMABLE IN CLARK COUNTY, NEVADA.

This Agreement is entered into and is effective as of the date first writen above.

UTEC Inc.

By:  /s/ Ken Liebscher
        Name: Ken Liebscher
        Title:   Secretary & Co-Chairman

By:  /s/ Fortunato Villamagna
        Name: Fortunato Villamagna
        Title:   CEO